              UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                   FORM 5

             ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

   ( ) Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instructions 1(b).

   (X)  Form 3 Holdings Reported.

   ( )  Form 4 Transactions Reported.

   1.   Name and Address of Reporting Person:

        Steven L. Grissom
        121 South 17th Street
        Mattoon, Illinois 61938
        U.S.A.

   2.   Issuer Name and Ticker or Trading Symbol:

        McLeodUSA Incorporated
        MCLD

   3.   IRS or Social Security Number of Reporting Person (Voluntary):


   4.   Statement for Month/Year:

        December, 1998

   5.   If Amendment, Date of Original (Month/Year):


   6. Relationship of Reporting Person(s) to Issuer (Check all applicable):
        ( ) Director ( ) 10% Owner ( ) Officer (give title below) (x) Other (specify below)

        Member of 13(d) group owning more than 10%

   7.   Individual or Joint/Group Filing (Check Applicable Line):

        (x) Form filed by One Reporting Person
        ( ) Form filed by More than One Reporting Person




               Table I -- Non-Derivative Securities Acquired,
                     Disposed of, or Beneficially Owned


                                                                                      5. Amount
                                                                                    of Securities
                                                                                     Beneficially      6. Owner-       7. Nature of
                       2. Trans-                                                     Owned at End     ship Form:         Indirect
       1. Title of       action        3. Trans-       4. Securities Acquired (A)      of Month      Direct (D) or      Beneficial
        Security      Date (Month/    action Code          or Disposed of (D)         (Instr. 3      Indirect (I)        Ownership
       (Instr. 3)      Day/Year)       (Instr. 8)         (Instr. 3, 4 and 5)           and 4)        (Instr. 4)        (Instr. 4)
       -----------    ------------    -----------      --------------------------   -------------    -------------     ------------

                                     Code       V     Amount   (A)or(D)     Price



                 Table II -- Derivative Securities Acquired,
                     Disposed of, or Beneficially Owned
       (e.g., puts, calls, warrants, options, convertible securities)

                                                                                                      9.
                                                                                                   Number of     10.
                                              5.                                                     Deri-    Ownership
              2.                           Number of                                                vative     Form of
            Conver-                       Derivative         6.                                   Securities   Deriva-
     1.     sion or     3.                Securities        Date             7.            8.       Benefi-     tive        11.
   Title   Exercise   Trans-      4.     Acquired (A)     Exercis-          Title         Price     cially    Security:   Nature
  of Deri- Price of   action    Trans-    or Disposed     able and      and Amount of   of Deri-     Owned   Direct (D) of Indirect
   vative   Deriva-    Date     action      of (D)       Expiration      Underlying      vative    at End of   or In-   Beneficial
  Security   tive    (Month/     Code     (Instr. 3,    Date (Month/     Securities     Security     Month   direct (I)  Ownership
 (Instr. 3)Security Day/Year) (Instr. 8)   4 and 5)      Day/Year)    (Instr. 3 and 4) (Instr. 5) (Instr. 4) (Instr. 4) (Instr. 4)
 ------------------ --------- ---------- ------------   ------------  ---------------- ---------- ---------- ---------- ----------

                              Code    V    (A) (D)    Date  Expir-    Title    Amount or
                                                      Exer- ation              Number of
                                                      cis-  Date               Shares
                                                      able

Employee   $29.75   12/31/98  4(1)                    (1)   12/31/08  Class A  5,000              5,000      D
Stock                                                                 Common
Option                                                                Stock
(right to
buy) (1)


        (1) The employee stock option dated 12/31/98 vests in four equal annual installments which begin on December 31, 1999.





   SIGNATURE OF REPORTING PERSON:




   Steven L. Grissom




   DATE: February 8, 1999